EXHIBIT 5.1

1555 Palm Beach Lakes Boulevard, Suite 310 West Palm Beach, FL 33401-2327 Tel: (561) 478-7077 Fax: (561) 659-0701 www.harriscramer.com

August 17, 2009

Ecosphere Technologies, Inc.

3515 S.E. Lionel Terrace

Stuart, Florida 34997

Attention: Mr. Dennis McGuire, Chief Executive Officer

Re:

Ecosphere Technologies, Inc. / Form S-8

Dear Mr. McGuire:

You have advised us that Ecosphere Technologies, Inc. (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) with respect to 5,156,667 shares of common stock, $0.01 par value per share, issuable under the Non-Plan Option Agreements.

In connection with the filing of this Registration Statement, you have requested us to furnish you with our opinion as to the legality of (i) such of the Company’s shares of common stock as are presently outstanding; and (ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of August 10, 2009, the Company’s authorized common stock consists of 300,000,000 shares of common stock, $0.01 par value, of which 110,486,948 shares are issued and outstanding.  You have further advised us that the Company has received valid consideration for the issuance of these shares.

After having examined the Company’s certificate of incorporation as amended, bylaws, minutes and the financial statements incorporated by reference into the Registration Statement, we are of the opinion that the issued and outstanding shares of common stock are fully paid and non-assessable, duly authorized and validly issued and the shares of common stock to be issued upon exercise of the options, will, upon payment of the exercise price, be fully paid and non-assessable, duly authorized and validly issued.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ HARRIS CRAMER LLP
HARRIS CRAMER LLP